Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 03:13 PM 05/31/2012 FILED 03:11 PM 05/31/2012 SRV 120680147 – 5162733 FILE

CERTIFICATE OF INCORPORATION

OF

PC TOPCO HOLDINGS, INC.

MAY 31, 2012

THE UNDERSIGNED, being a natural person, hereby certifies, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), that:

FIRST: The name of the Corporation is: PC Topco Holdings, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware and the County of New Castle is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the name of the registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000,000 (one million) shares of Common stock, par value $0.01 per share. Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

FIFTH: The name and mailing address of the sole incorporator is Emma Robinson, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153.

SIXTH: The number of directors of the Corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the Board of Directors. Election of directors need not be by written ballot. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given in accordance with Section 228 of the DGCL.

SEVENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

EIGHTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article Eighth nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article Eighth shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification. The rights provided in this Article Ninth (i) shall not be deemed exclusive of any other rights to which an indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to or greater or less than, those set forth in this Article.

TENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

2

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 31st day of May, 2012.

/s/ Emma Robinson
Emma Robinson
Sole Incorporator

[SIGNATURE PAGE TO PC TOPCO HOLDINGS, INC. CERTIFICATE OF INCORPORATION]

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PC TOPCO HOLDINGS, INC.

PC Topco Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent, adopted resolutions to effect a change in the Corporation’s name so that paragraph First of the Certificate of Incorporation of the Corporation be amended by deleting paragraph First in its entirety and replacing it with the following:

“The name of the Corporation is: Party City Holdco Inc.”

SECOND: That, in lieu of a meeting and vote of the stockholders, the stockholders of said Corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Financial Officer this 22 day of November, 2013.

/s/ Michael A. Correale
Name:	Michael A. Correale
Title:	Chief Financial Officer